                                      Exhibit 99.1

Net Element Reports First Quarter 2021 Financial Results and Updates Shareholders on Pending Merger with Mullen Automotive

MIAMI, May 17, 2021 (GLOBE NEWSWIRE) -- via InvestorWire -- Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), today reports its financial results for the quarter ended March 31, 2021, and updates shareholders on the pending merger with privately held Mullen Automotive, Inc. (“Mullen”), a Southern California-based electric vehicle (“EV”) company, in a stock-for-stock reverse merger in which, subject to the merger being consummated, Mullen’s stockholders will receive a majority of the outstanding stock in the post-merger Company.

“We are pleased to report that we filed a Form S-4 registration statement with the SEC on May 14, 2021, a milestone furtherance of the proposed merger with Mullen,” commented Oleg Firer, executive chairman of Net Element. “We want to thank our shareholders for their patience through this process, and we will continue working diligently to conclude the transaction as soon as regulatory and stockholder approvals are received.”

While the registration statement filed on Form S-4 with the SEC (the “Registration Statement”) has not yet become effective and the information contained therein is subject to change, the Registration Statement provides important information about Net Element’s proposed merger with Mullen and the related proposals to be considered by the Net Element stockholders. The Registration Statement, including the proxy statement contained therein, when declared effective by the SEC, will contain important information about the proposed business combination contemplated by the Amended and Restated Agreement and Plan of Merger by and among the Company, Mullen Automotive, Inc., Mullen Technologies, Inc. and Mullen Acquisition, Inc. (the “Merger Agreement”).

Completion of the merger is subject to approval by stockholders and other customary closing conditions, including the registration statement being declared effective by the SEC. Once the Registration Statement has been declared effective by the SEC, the final joint proxy statement contained in the Registration Statement will be mailed to shareholders of the Company prior to the shareholder vote on the merger and related proposals.

Additional details regarding the merger, including the complete Merger Agreement, may be found in the Registration Statement, which was filed with the Securities and Exchange Commission (SEC) on May 14, 2021, and may be obtained from the SEC website at https://www.sec.gov.

Results of Operations for the Three Months Ended March 31, 2021, Compared to the Three Months Ended March 31, 2020

Net Element reported a net income attributable to common stockholders of approximately $0.3 million or $0.05 per share income for the three months ended March 31, 2021, as compared to a net loss of approximately $1.4 million or $0.33 per share loss for the three months ended March 31, 2020. The decrease in net loss attributable to stockholders of approximately $1.7 million was primarily due to an increase in net revenues and approximately $1 million in late fees owed by Mullen.

The following tables set forth the Company’s sources of revenues, cost of revenues and the respective gross margins for the three months ended March 31, 2021, and March 31, 2020.

	Three		Three
	Months Ended		Months Ended		Increase /
Source of Revenues	March 31, 2021	Mix	March 31, 2020	Mix	(Decrease)
North American Transaction Solutions	$22,891,309	96.2%	$15,159,081	95.7%	$7,732,228
International Transaction Solutions	894,037	3.8%	683,486	4.3%	210,551
Total	$23,785,346	100.0%	$15,842,567	100.0%	$7,942,779

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	March 31, 2021	revenues	March 31, 2020	revenues	(Decrease)
North American Transaction Solutions	$20,123,147	87.9%	$12,824,669	84.6%	$7,298,478
International Transaction Solutions	663,298	74.2%	476,136	69.7%	187,162
Total	$20,786,445	87.4%	$13,300,805	84.0%	$7,485,640

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	March 31, 2021	revenues	March 31, 2020	revenues	(Decrease)
North American Transaction Solutions	$2,768,162	12.1%	$2,334,412	15.4%	$433,750
International Transaction Solutions	230,739	25.8%	207,350	30.3%	23,389
Total	$2,998,901	12.6%	$2,541,762	16.0%	$457,139

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $23.8 million and $15.8 million for the three months ended March 31, 2021 and 2020, respectively. The Company’s revenues, which are largely tied to processing volumes, were materially impacted beginning in the final two weeks of March 2020. Since the last quarter ended December 31, 2020, the Company has seen a significant recovery in its end-to-end payment volumes as some merchants began resuming their normal operations.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, interchange expense, processing, and non-processing fees. Cost of revenues for the three months ended March 31, 2021 were approximately $20.8 million as compared to approximately $13.3 million for the three months ended March 31, 2020. The increase in cost of revenues was primarily due to the increase in net revenues.

The gross margin for the three months ended March 31, 2021 was approximately $3.0 million, or 12.6% of net revenues, as compared to approximately $2.5 million, or 16.0% of net revenues, for the three months ended March 31, 2020. The primary reason for the decrease in the overall gross margin percentage was primarily the result of the competitive pressure in our industry and a large wholesale client converting their merchant processing relationship to our platform. Our wholesale platform generally provides for lower margins compared to our other products and services.

Operating Expenses Analysis:

Operating expenses were approximately $3.4 million for the three months ended March 31, 2021, as compared to $3.6 million for three months ended March 31, 2020. Operating expenses for the three months ended March 31, 2021, primarily consisted of selling, general and administrative expenses of approximately $1.9 million, bad debt expense of approximately $700,000, and depreciation and amortization expense of approximately $736,000. Operating expenses for the three months ended March 31, 2020, primarily consisted of selling, general and administrative expenses of approximately $2.3 million, bad debt expense of approximately $443,000, and depreciation and amortization expense of approximately $779,000. The net decrease was primarily due to the reduction of compensation of certain employees, consultants, and executives of the Company as the payments business continued scaling down from an operations and marketing standpoint.

The components of the Company’s selling, general and administrative expenses are reflected in the tables below.

Selling, general and administrative expenses for the three months ended March 31, 2021, and March 31, 2020, consisted of operating expenses not otherwise delineated in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss, as follows:

Three months ended March 31, 2021

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$444,148	$144,831	$320,263	$909,242
Professional fees	151,460	32,020	174,344	357,824
Rent	88,755	15,919	4,880	109,554
Business development	47,379	6,776	2,903	57,058
Travel expense	2,260	36,524	79,092	117,876
Filing fees	-	-	30,427	30,427
Transaction gains	-	(5,143)	-	(5,143)
Office expenses	50,474	5,469	28,037	83,980
Communications expenses	24,583	22,854	60,781	108,218
Insurance expense	-	-	42,000	42,000
Other expenses	203	5,357	95,254	100,814
Total	$809,262	$264,607	$837,981	$1,911,850

Three months ended March 31, 2020

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$548,626	$113,142	$550,721	$1,212,489
Professional fees	106,242	48,891	259,198	414,331
Rent	4,573	16,833	52,414	73,820
Business development	79,201	17	2,102	81,320
Travel expense	4,708	25,123	55,632	85,463
Filing fees	-	-	21,813	21,813
Transaction losses	-	157,011	-	157,011
Office expenses	77,756	6,968	28,197	112,921
Communications expenses	48,702	42,990	20,008	111,700
Insurance expense	-	-	38,685	38,685
Other expenses	135	-	10,223	10,358
Total	$869,943	$410,975	$1,038,993	$2,319,911

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(104,478)	$31,689	$(230,458)	$(303,247)
Professional fees	45,218	(16,871)	(84,854)	(56,507)
Rent	84,182	(914)	(47,534)	35,734
Business development	(31,822)	6,759	801	(24,262)
Travel expense	(2,448)	11,401	23,460	32,413
Filing fees	-	-	8,614	8,614
Transaction gains/losses	-	(162,154)	-	(162,154)
Office expenses	(27,282)	(1,499)	(160)	(28,941)
Communications expenses	(24,119)	(20,136)	40,773	(3,482)
Insurance expense	-	-	3,315	3,315
Other expenses	68	5,357	85,031	90,456
Total	$(60,681)	$(146,368)	$(201,012)	$(408,061)

Salaries, benefits, taxes and contractor payments decreased by approximately $0.3 million on a consolidated basis for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This was primarily due to the reduction of compensation of certain employees, consultants and executives of the Company.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States’ generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net income (loss) attributable to Net Element stockholders excluding non-cash share-based compensation, and other non-operating, non-recurring items. The Company discloses this amount on an aggregate and per-share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding of the Company’s investors regarding its historical performance through the use of a metric that seeks to normalize period-to-period earnings. A reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the quarter ended March 31, 2021, and March 31, 2020, is presented in the following tables.

	GAAP	Share-based Compensation	Late Fee Income	Adjusted Non-GAAP
Three Months Ended March 31, 2021
Net income attributable to Net Element Inc stockholders	$304,562	$11,258	$(999,975)	$(684,155)
Basic and diluted earnings per share	$0.05	$-	$(0.17)	$(0.12)
Basic and diluted shares used in computing earnings per share	5,970,583			5,970,583
Three Months Ended March 31, 2020
Net loss attributable to Net Element Inc stockholders	$(1,366,216)	$38,400	$-	$(1,327,816)
Basic and diluted earnings per share	$(0.33)	$0.01	$-	$(0.32)
Basic and diluted shares used in computing earnings per share	4,117,643			4,117,643

Use of Non-GAAP Financial Measures
Non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP measures exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

About Net Element
Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to what the ultimate impact of the COVID-19 pandemic will have on the Company and its operations, whether the Company will obtain shareholder or other regulatory approvals for the consummation of the merger with Mullen, including the receipt and timing of required approvals and satisfaction of other conditions precedent to the closing of the proposed merger and the related transactions contemplated in the merger agreement, whether the Company will achieve growth or achieve its goals and when the Company will reach profitability. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Contact:
Net Element, Inc.
Tel. +1 (786) 923-0502
Media@NetElement.com
www.netelement.com

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